Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of February 13, 2013, by and between Health Insurance, Innovations, Inc., a Delaware incorporated corporation (the “Company”), and Michael W. Kosloske (“Executive”).

Recitals

A. In connection with its Offering, as defined in Section 2, the Company intends to enter into this employment agreement with Executive, and Executive desires to be hired by the Company, upon the terms and conditions set forth herein, to become effective on the consummation of the Offering; and

C. The Company and Executive agree to protect the interests of the Company and Company’s customers and Confidential Information that may have been or that may be disclosed to Executive as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1. Employment, Duties and Acceptance.

(a) The Company shall employ Executive during the Term (as defined below) as the Chief Executive Officer. Executive shall be responsible for carrying out the reasonable policies and directives of the Company’s board of managers, and will have such authority and such responsibilities as are consistent with the authority and responsibilities of a Chief Executive Officer in the health insurance products industry.

(b) Executive hereby accepts such employment and agrees to render Executive’s services to the Company on a full-time basis and to devote Executive’s full business time and attention to the business and affairs of the Company and any subsidiary or affiliate of the Company. Executive agrees that at all times during the term hereof, Executive will faithfully perform the duties assigned by the Company to the best of Executive’s ability. Executive further agrees to accept election and to serve during all or any part of the Term as an officer, director or representative of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement. Executive shall report directly to the Company’s Board of Directors (the “Board”)

(c) The duties to be performed by Executive hereunder shall be performed primarily at the Company’s principal offices in Tampa, Florida subject to reasonable travel requirements on behalf of the Company. Executive shall be entitled to an annual vacation of 22 days in accordance with the Company’s policies and practices; provided that Executive shall schedule the timing and duration of Executive’s vacations in a reasonable manner taking into account the needs of the business of the Company.

(d) Executive acknowledges that from time to time the Company may promulgate workplace policies and rules. Executive agrees to fully comply with all such policies and rules, and understands that failure to do so may result in a disciplinary action up to and including immediate discharge for Cause.

Section 2. Term. As used herein, the “Term” means the period commencing as of the consummation date of an underwritten public offering of not less than 4,000,000 shares of Company common stock not later than June 1, 2013 (such date of consummation, the “Effective Date”, and such offering, the “Offering”), and ending on December 31, 2013. The Term shall be automatically extended for successive one-year periods unless Executive or the Company gives written notice of termination on or before the 30th day prior to the expiration of any Term of its desire not to renew the Term. Any such renewal shall be upon the terms and conditions set forth herein unless otherwise agreed between the Company and Executive. In the event that the Company gives written notice that it does not intend to renew the Term, following the end of the Term, the Executive shall be entitled to the Termination Benefit (as described in Section 4(b)(iii)). As a condition to the Company’s obligations, if any, to pay the Termination Benefit under this Section 2, Executive shall have executed, delivered and revoked a general release in the form attached hereto as Exhibit A. For the avoidance of doubt, this Agreement shall have no force or effect until the Effective Date.

Section 3. Compensation. Executive shall be entitled to the following compensation:

(a) The Company agrees to pay to Executive a salary in cash (the “Salary”), as compensation for the services to be performed by Executive, at the rate of $400,000 per calendar year, paid in accordance with the Company’s customary payroll procedures and subject to applicable withholding. During the Term, the Board shall have the right to increase, but not decrease, the Salary. Executive’s salary as in effect from time to time shall constitute the “Salary” for purposes of this Agreement.

(b) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) Executive shall be eligible to participate in any equity incentive plan to be adopted in connection with the Offering, in accordance with its terms. Executive shall be eligible for an annual bonus and long term incentive awards as determined at the sole discretion of the Board.

(d) Executive shall be entitled to all rights and benefits for which Executive shall be eligible under any retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance and all other so-called “fringe” benefits or perquisites (except for with respect to any plan that provides severance or other similar benefits), on the same terms that the Company provides to any other similarly situated senior Company executive (subject to all restrictions on participation that may apply under federal and state tax laws).

Section 4. Termination.

(a) Events of Termination. Executive’s employment with the Company shall terminate (the date of such termination being the “Termination Date”) immediately upon any of the following:

(i) Executive’s death (“Termination Upon Death”);

(ii) the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that due to a mental or physical condition, Executive has been unable and failed to substantially render the services to be provided by Executive to the Company for a period of at least 180 days out of any consecutive 360 days (“Termination For Disability”);

(iii) the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that it is terminating Executive’s employment for Cause (as defined below) (“Termination For Cause”);

(iv) the effective date of a notice sent to Executive stating that the Company is terminating Executive’s employment without Cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”);

(v) the effective date of a notice (other than a notice delivered pursuant to Section 4(a)(vi) of this Agreement) sent to the Company from Executive stating that Executive is electing to terminate Executive’s employment with the Company without Good Reason (“Resignation Without Good Reason”); or

(vi) the effective date of a written notice to Company stating Executive’s determination, made in good faith, that a Good Reason Event (as defined below) has occurred within 30 days preceding such notice and as a consequence Executive is electing to terminate Executive’s employment hereunder for Good Reason (“Resignation For Good Reason”); provided, however, that Executive will give the Company 30 days to cure such Good Reason Event, and if the Company fails to cure such Good Reason Event within 30 days after Executive gives written notice of resignation hereunder, then Executive may immediately terminate Executive’s employment with the Company, and such termination will be a Resignation For Good Reason hereunder; provided, further, that Executive’s termination shall be deemed a Termination For Cause if the Company has delivered to Executive written notice of any act or omission that, if not cured, would constitute Cause at any time preceding the notice provided by Executive hereunder.

As used herein, the term “Cause” shall mean (i) commission of a willful act of dishonesty in the course of Executive’s duties hereunder, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (iii) Executive’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (iv) frequent or extended, and unjustifiable, absenteeism, (v) Executive’s personal misconduct or refusal to perform duties and responsibilities or to carry out directives of the Company, which, if capable of being cured shall not have been cured, within 5 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment, or (vi) material non-compliance with the terms of this Agreement.

As used herein, the term “Good Reason Event” shall mean (i) a material adverse change in the responsibilities or duties of Executive as set forth in this Agreement without Executive’s prior consent at a time when there are no circumstances pending that would permit the Board to terminate Executive for Cause, (ii) any reduction in the Salary or a material reduction in Executive’s benefits (other than (x) a reduction in Salary that is the result of an administrative or clerical error, and which is cured within 15 business days after the Company receives notice of such failure or (y) a reduction in Salary or benefits that are generally applicable to all members of the Company’s senior management) or (iii) a material breach by the Company of this Agreement that is not cured within 30 days following the Company’s receipt of written notice of such breach from Executive.

(b) Effect of Termination.

(i) Death or Disability. In the event of Termination Upon Death or Termination For Disability pursuant to Sections 4(a)(i) and 4(a)(ii) of this Agreement, Executive (or Executive’s legal representative) shall be entitled to receive in cash the following:

(A) an amount equal to any earned but unpaid Salary owing by the Company to Executive as of the Termination Date (the “Accrued Salary”), and

(B) to the extent set forth in any written management bonus plan, an amount equal to the pro rata portion, determined as of the Termination Date, of any bonus to which Executive would have been entitled had Executive been employed by the Company at the time such bonus would have otherwise been paid (the “Accrued Bonus”).

Nothing contained herein shall be deemed to limit or abrogate any insurance or other similar benefits available to Executive.

(ii) Termination For Cause. In the event of a Termination For Cause pursuant to Section 4(a)(iii) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary.

(iii) Termination Without Cause and Resignation For Good Reason and Termination Upon Non-renewal. In the event of Termination Without Cause or Resignation For Good Reason pursuant to Sections 4(a)(iv) and 4(a)(vi) of this Agreement, Executive shall be entitled to receive in cash, subject to Section 4(c)(ii) of this Agreement:

(A) an amount equal to any Accrued Salary;

(B) an amount equal to any Accrued Bonus; and

(C) an amount equal to two times the sum of (x) the Executive’s annual Salary hereunder (at the rate then in effect) and (y) the greater of (i) Executive’s most recently earned annual bonus and (ii) the Executive’s average annual bonus earned in the three most recently completed calendar years, payable in equal monthly installments commencing on the Termination Date and ending 24 months after the Termination Date (the “Termination Benefit”).

(iv) Resignation Without Good Reason. In the event of Resignation Without Good Reason pursuant to Section 4(a)(v) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary.

(v) Upon Termination For Any Reason. In the event of any termination, Executive shall be entitled to receive:

(A) any unpaid reasonable, reimbursable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that were incurred in a manner consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to incurring, reporting and documenting such expenses; and

(B) benefits under the Company’s benefit plans of general application as shall be determined under the provisions of those plans.

(c) Additional Provisions.

(i) Any amounts to be paid pursuant to this Section 4 shall be paid in accordance with the Company’s existing payroll or bonus payment practices, as applicable.

(ii) As a condition to the Company’s obligations, if any, to make any Accrued Bonus and severance payments provided under this Section 4, Executive shall have executed, delivered and not revoked a general release in the form attached hereto as Exhibit A.

(iii) Notwithstanding any provision of this Agreement, the obligations and commitments under Section 5 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

(iv) Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under Sections 4(b)(i)(B), 4(b)(iii)(B) or 4(b)(iii)(C) of this Agreement during such times as Executive is in breach of Section 5 of this Agreement, after the Company provides Executive with notice of such breach.

(v) Executive agrees that termination of Executive’s employment for any reason shall, with no further action by Executive required, constitute Executive’s resignation, as of the Termination Date and to the extent applicable, from all positions as an officer, director or representative of the Company and any subsidiary or affiliate of the Company.

Section 5. Noncompetition, Nonsolicitation And Confidentiality.

(a) Definitions.

“Company’s Business” means (i) developing and administering web-based individual health insurance plans and ancillary health insurance products, (ii) designing and structuring data-driven insurance products on behalf of the Company’s insurance carrier, (iii) marketing insurance products through the Company’s distribution networks, (iv) managing member relations through the Company’s technology platform, and (v) any other business or commercial activity conducted on or after the Effective Date, in each case as conducted by the Company or any subsidiary or affiliate of the Company.

“Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in the Company’s Business.

“Confidential Information” means any confidential information with respect to the Company’s Business and/or the businesses of its clients or customers, including, but not limited to: the trade secrets of the Company; products or services; standard proposals; standard submissions, surveys and analyses; Commercial Lines Quality Assurance Manual; Claims Services Department Procedures and Quality Assurance Manual; Surety Quality Assurance Manual; policy forms; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; all copyrightable works; the Company’s existing and prospective clients and customers, their addresses or other contact information and/or their confidential information; existing and prospective client and customer lists and other related data; expiration periods; policy numbers; coverage specifications; daily reports and related correspondence; premium renewal notices; and all similar and related information in whatever form. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by Executive not otherwise permissible hereunder or (iii) Executive learns from other sources where, to Executive’s knowledge, such sources have not violated their confidentiality obligation to the Company or any other applicable obligation of confidentiality.

(b) Noncompetition. Executive covenants and agrees that during the period commencing on the Effective Date and ending two years following the Termination Date (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor anywhere in the United States of America; provided, however, that Executive shall be entitled to own shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market which represent, in the aggregate, not more than 1% of such corporation’s fully-diluted shares.

(c) Nonsolicitation of Employees. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, employ or solicit, or receive or accept the performance of services by any then current officer, manager, employee or independent contractor of the Company or any subsidiary or affiliate of the Company, or in any way interfere with the relationship between the Company or any subsidiary or affiliate of the Company, on the one hand, and any such officer, manager, employee or independent contractor, on the other hand.

(d) Nonsolicitation of Customers and Vendors. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other person transacting business with the Company or any subsidiary or affiliate of the Company (collectively the “Customers” and “Vendors”) to reduce or cease doing business with the Company or any such subsidiary or affiliate of the Company, or in any way to interfere with the relationship between any such Customer or Vendor, on the one hand, and the Company or any subsidiary or affiliate of the Company, on the other hand.

(e) Representations and Covenants by Executive. Executive represents and warrants that: (i) Executive’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Company) and Executive is not subject to any other agreement that would prevent Executive from performing Executive’s duties for the Company or otherwise complying with this Agreement; (iii) Executive is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(f) Nondisclosure of Confidential Information. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein and Executive agrees that Executive will not, directly or indirectly: (i) use, disclose, reverse engineer or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company the Confidential Information except as authorized by the Company; (ii) during Executive’s employment with the Company, use, disclose, or reverse engineer (x) any confidential information or trade secrets of any former employer or third party, or (y) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party;

or (iii) upon Executive’s resignation or termination (x) retain Confidential Information, including any copies existing in any form (including electronic form), that are in Executive’s possession or control, or (y) destroy, delete or alter the Confidential Information without the Company’s consent. Notwithstanding the foregoing, Executive may use the Confidential Information in the course of performing Executive’s duties on behalf of the Company or any subsidiary or affiliate of the Company as described hereunder, provided that such use is made in good faith. Executive will immediately surrender possession of all Confidential Information to Company upon any suspension or termination of Executive’s employment with Company for any reason.

(g) Inventions and Patents. Executive acknowledges that all (i) inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, processes, novel concepts and all similar or related information (whether or not patentable) that relate to the Company’s or any of its subsidiary’s or affiliate’s actual or anticipated businesses, (ii) research and development and (iii) existing or future products or services that are, to any extent, conceived, developed or made by Executive while employed by the Company or any subsidiary or affiliate of the Company (“Work Product”) belong to the Company or such subsidiary or affiliate. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably necessary or requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

(h) Miscellaneous.

(i) Executive acknowledges that (x) Executive’s position is a position of trust and responsibility with access to Confidential Information of the Company, (y) the Confidential Information, and the relationship between the Company and each of its employees, Customers and Vendors, are valuable assets of the Company and may not be converted to Executives own use and (z) the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends.

(ii) Each of the foregoing obligations shall be enforceable independent of any other obligation, and the existence of any claim or cause of action that Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these obligations.

(iii) Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Agreement and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have at law or equity, the Company is entitled, without posting bond, to an injunction preventing Executive from any breach of this Agreement.

(iv) In the event of a breach or violation by Executive during the Restricted Period of any restriction in Section 5(b), (b) or (d) of this Agreement, the Restricted Period shall be tolled until such breach or violation has been cured.

(v) The parties intend to provide the Company with the maximum protection possible with respect to its Customers and Vendors. The parties, however, do not intend to include a provision that contravenes the public policy of any state. Therefore, if any provision of this Section 5 is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect. If, at the time of enforcement of this Agreement, a court or other tribunal holds that the duration, scope or area restriction stated herein is unreasonable under the circumstances then existing, the parties agree that the court should enforce the restrictions to the extent it deems reasonable.

(vi) Executive hereby agrees that prior to accepting employment with any other person or entity during the Term or during the Restricted Period following the Termination Date, Executive will provide such prospective employer with written notice of the existence of this Agreement and the provisions of this Section 5 of this Agreement, with a copy of such notice delivered simultaneously to the Company in accordance with Section 10 of this Agreement.

(vii) Notwithstanding any provision of this Agreement, the obligations and commitments of this Section 5 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

Section 6. Withholding Taxes. Prior to making any payments required to be made pursuant to this Agreement, the Company may require that the Company be reimbursed in cash for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of such payment by the Company. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any sums due or to become due from it to Executive.

Section 7. Expenses. In the event of any legal action to enforce Executive’s or the Company’s rights under this Agreement, each party will be responsible for that party’s attorneys’ fees, expenses and disbursements.

Section 8. Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Executive shall not assign or transfer any rights or obligations hereunder. The Company shall have the right to assign or transfer any rights or obligations hereunder only to (a) a successor entity in the event of a merger, consolidation, or transfer or sale of all or substantially all the assets of the Company or (b) an affiliate of the Company. Any purported assignment, other than as provided above, shall be null and void.

Section 9. Indemnification. The Company shall indemnify Executive for any act or omission done or not done in performance of Executive’s duties hereunder in accordance with the Company’s by-laws to the extent provided for any other officer or member of the Board of the Company. The Company’s obligations under this Section 9 shall survive any termination of this Agreement or Executive’s employment hereunder.

Section 10. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:

If to the Company:	Health Insurance Innovations, Inc. 15438 N. Florida Avenue, Suite 201 Tampa, Florida, 33613 Attention: Michael W. Kosloske Telecopy: (877) 376-5832
with a copy to (which shall not constitute notice hereunder): Gary Raekers

If to Executive:	To Executive’s address as reflected on the payroll records of the Company or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

Section 11. Entire Agreement. This Agreement shall constitute the entire agreement between Executive and the Company concerning the subject matter hereof. This Agreement supersedes and preempts any prior employment agreement or other understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and an authorized officer of the Company.

Section 12. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law irrespective of the fact that the parties now or at any time may be residents of or engage in activities in a different state. Employee agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Employee hereby consents to the jurisdiction of any court sitting in the State of Florida, including a federal district court.

Section 13. Full Settlement. Executive acknowledges and agrees that, subject to the payment by the Company of the benefits provided in this Agreement to Executive, in no event will the Company nor any subsidiary or affiliate thereof be liable to Executive for damages under any claim of breach of contract as a result of the termination of Executive’s employment. In the event of any such termination, the Company shall be liable only to provide to Executive, or Executive’s heirs or beneficiaries, the benefits specified in this Agreement.

Section 14. Strict Compliance. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The waiver, whether express or implied, by either party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

Section 15. Creditor Status. No benefit or promise hereunder shall be secured by any specific assets of the Company. Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

Section 16. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed accordingly. Any payments or distributions to be made to Executive under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is determined to be a specified Executive of a public company (all as determined under Section 409A). Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Section 409A. Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Executive submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar incurred). The amount of such reimbursements paid and any in-kind benefits the year following the calendar year in which the expense was provided during any calendar year shall not affect the reimbursements paid or in-kind benefits provided in any other calendar year, and the right to any such payments and benefits shall not be subject to liquidation or exchange for another payment or benefit.

Section 17. Cooperation. Executive agrees to provide assistance to and cooperate with the Company upon its reasonable request with respect to matters within the scope of Executive’s duties and responsibilities during the Restricted Period. During such Period, the Company shall, to the maximum extent coordinate or cause any such request with Executive’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities. The Company agrees that it will reimburse Executive for reasonable documented travel expenses (i.e., travel, meals and lodging) that Executive may incur in providing assistance to the Company hereunder.

Section 18. Non-disparagement. Executive agrees to not make any statements, written or oral, while employed by the Company and thereafter, which would be reasonably likely to disparage or damage the Company, its affiliates or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of the Company or its affiliates. The Company agrees that it will instruct each of its officers and members of its managing board not to make any disparaging communication regarding Executive, and no director, officer or employee of the Company will be authorized on the Company’s behalf to make any such disparaging communications regarding Executive.

Section 19. Recoupment. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Executive knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Executive is one of the individuals subject to automatic forfeiture under, Section 304 of the United States Sarbanes-Oxley Act of 2002 (and not otherwise exempted), the Executive shall reimburse the Company the amount of any payment in settlement of any earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document not in compliance with such financial reporting requirement. Such payments shall be subject to repayment to or recoupment (clawback) by the Company in accordance with such policies and procedures as the Committee or Board may adopt from time to time, including policies and procedures to implement applicable law (including. but not limited to Section 954 of the Dodd-Frank Act), stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 20. Survival. Any provision of this Agreement that is expressly or by implication intended to survive the termination of this Agreement shall survive or remain in effect after the termination of this Agreement.

Section 21. Counterparts. This Agreement may be executed in two or more counterparts, anyone of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Michael W. Kosloske
	Name:	Michael W. Kosloske
	Title:	Chairman, President and Chief Executive Officer

EXECUTIVE

/s/ Michael W. Kosloske
Michael W. Kosloske

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

FORM OF RELEASE

This RELEASE (“Release”) is granted effective as of the 13th day of February, 2013 by Michael W. Kosloske (the “Executive”) in favor of Health Insurance Innovations, Inc. (the “Company”) and the other Released Parties (as defined below). This is the Release referred to in the Employment Agreement, dated as of February 13, 2013, between the Company and the Executive (the “Employment Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants contained in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. The Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, Executives, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, arising by reason of or in any way connected with or which may be traced either directly or indirectly to the employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Executive, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and the Executive, or any indemnification obligations to the Executive under the Company’s bylaws or operating agreement or federal, state or local law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Executive has been advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of 21 calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven calendar days after the execution of this Release and that the Executive may revoke this Release within seven calendar days from the date of execution hereof.

The Executive agrees that he has carefully read this Release and is signing it voluntarily. The Executive acknowledges that he has had 21 days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 21- day period, the Executive is waiving his right to review the Release for such full 21-day period prior to signing it. The Executive has the right to revoke this release within seven days following the date of its execution by him. However, if the Executive revokes this Release within such seven-day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Name of Executive: Michael W. Kosloske

Date: February 13, 2013

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